UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DSW Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DSW INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
June 14, 2012
AND
PROXY STATEMENT
IMPORTANT
If you received a copy of the proxy card by mail, please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
April 26, 2012
To Our Shareholders:
The 2012 Annual Meeting of Shareholders of DSW Inc. will be held at 810 DSW Drive, Columbus, Ohio on June 14, 2012, at 11:00 a.m., Eastern Daylight Savings Time, for the following purposes:

1.	To elect three Class II directors, each to serve until the 2015 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To hold an advisory vote relating to the compensation of our named executive directors; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only the holders of record of Class A and Class B Common Shares at the close of business on April 17, 2012, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each share of Class A common stock held as of the record date, and eight votes for each share of Class B common stock held as of the record date.

By Order of the Board of Directors

William L. Jordan
Secretary

YOUR VOTE IS IMPORTANT
If you received a copy of the proxy card by mail, you are urged to date, sign and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Voting your shares by the proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

i

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

PROXY STATEMENT

This proxy is being solicited on behalf of our Board of Directors for use at our 2012 Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Daylight Savings Time, on Thursday, June 14, 2012, and any postponements or adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at our corporate office, 810 DSW Drive, Columbus, Ohio. This proxy statement, including the Notice of Meeting and our Annual Report on Form 10-K for the fiscal year ended January 28, 2012 (“fiscal 2011”), is being made available electronically on or about April 26, 2012.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.

We have two classes of securities outstanding and entitled to vote at the Annual Meeting, our Class A Common Shares, no par value, and our Class B Common Shares, no par value. Only shareholders of record at the close of business on April 17, 2012, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting or any adjournments thereof. The total number of outstanding Class A Common Shares entitled to vote at the meeting is 33,685,664 and the total number of Class B Common Shares entitled to vote at the meeting is 10,155,453. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.

Without affecting any vote previously taken, a proxy may be revoked by a shareholder by giving a written notice of revocation to us in writing (attention: William L. Jordan, Secretary). A shareholder may also change his or her vote by executing and returning to us a later-dated proxy or by giving notice of revocation in person at the meeting.

All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as directors of the nominees listed below under “Proposal 1 - Election of Directors,” “FOR” the approval of the compensation paid to our named executive officers under “Proposal 2 - Advisory Vote on the Compensation Paid to Named Executive Officers,” and in the discretion of the proxies, on any other business properly brought before the Annual Meeting.

The presence, in person or by proxy, of a majority of the outstanding Common Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, such as the election of directors and the advisory vote on executive compensation, brokers cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Solicitation of proxies may be made by mail, personal interview and telephone by our officers, directors and regular employees, and by the employees of our transfer agent, Computershare. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to the only persons known to us to own beneficially more than five percent of our outstanding Class A or Class B Common Shares as of March 26, 2012, unless as otherwise specified:

	Number of Shares Beneficially Owned				Percentage of Shares Beneficially Owned		Percentage of Combined Voting Power of All Classes of Common Stock
Name and beneficial owner	Class A		Class B		Class A	Class B
Jay L. Schottenstein
4300 East Fifth Avenue
Columbus, Ohio 43219	11,647,878	(2)	10,829,498	(1)	26.4%	99.8%	72.8%
Schottenstein RVI, LLC
4300 East Fifth Avenue
Columbus, Ohio 43219	4,681,995	(2)	4,681,995	(1)(2)	12.4%	44.5%	32.0%
SEI, Inc.
4300 East Fifth Avenue
Columbus, Ohio 43219	993,092	(2)	993,092	(1)(2)	2.9%	9.4%	6.8%
FMR LLC
82 Devonshire Street
Boston, Massachusetts 02109	4,299,442	(3)	—		13.0%	—	3.7%
_____________________________________

(1)	Class B Common Shares of DSW are exchangeable into a like number of Class A Common Shares.

(2)
Mr. Schottenstein beneficially owns 11,647,878 Class A Common Shares of DSW in the aggregate. This includes (i) 100 Class A Common Shares held by a family trust of which Mr. Schottenstein serves as trustee and is therefore deemed to beneficially own the shares, (ii) 13,050 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose, (iii) 598,613 Class A Common Shares held by Ann S. Deshe, Susan S. Diamond, their spouses, and certain of their lineal descendants and affiliates (the Deshe/Diamond Affiliates), of which Mr. Schottenstein has sole voting power pursuant to a voting agreement with the Deshe/Diamond Affiliates and other parties thereto (the Deshe/Diamond Voting Agreement), and (iv) 206,617 Class A Common Shares that Mr. Schottenstein has a right to purchase within sixty days of March 26, 2012.

Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by Mr. Schottenstein directly, (ii) 993,092 Class B Commons Shares held by SEI, Inc. (SEI), (iii) 4,741,284 Class B Common Shares held by the Deshe/Diamond Affiliates as to which Mr. Schottenstein has the sole power to vote pursuant to the Deshe/ Diamond Voting Agreement, (iv) 4,681,995 Class B Common Shares held by Schottenstein RVI, LLC (Schottenstein RVI) (Mr. Schottenstein is manager of Schottenstein RVI), and (v) 341,222 Class B Common Shares which are issuable upon the exercise of warrants held by the Deshe/Diamond Affiliates as to which Mr. Schottenstein has the sole power to vote pursuant to the Deshe/Diamond Voting Agreement.

(3)
Fidelity Management & Research Company (Fidelity), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,738,514 Class A Common Shares, or 11.3% of the Class A Common Shares outstanding, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Capital Appreciation Fund, amounted to 2,364,119 Class A Common Shares, or 7.1% of the Class A Common Shares outstanding. The ownership of another investment company, Pyramis Global Advisors, LLC, amounted to 51,671 Class A Common Shares. The ownership of another investment company, Pyramis Global Advisors Trust Company, amounted to 509,257 Class A Common Shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of 3,738,514 Class A Common Shares. Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012.

The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the Securities and Exchange Commission.

Security Ownership of Management
The following table sets forth, as of March 26, 2012, information with respect to our Class A and Class B Common Shares owned beneficially by each director and director nominee individually, by the executive officers named in the Summary Compensation Table of this proxy statement and by all directors and executive officers as a group:

	Number of Shares Beneficially Owned(1)(2)		Percentage of Shares Beneficially Owned(3)		Percentage of Combined Voting Power of All Classes of Common Shares
Name	Class A	Class B	Class A	Class B
Henry L. Aaron	40,256		*
Elaine J. Eisenman	17,495	—	*	—	*
Deborah L. Ferrée	306,627	—	*	—	*
Carolee Friedlander	27,155	—	*	—	*
Joanna T. Lau	16,343	—	*	—	*
Michael R. MacDonald	231,294	—	*	—	*
Roger S. Markfield	27,323	—	*	—	*
Philip B. Miller	37,061	—	*	—	*
Harris Mustafa	85,371	—	*	—	*
Douglas J. Probst	176,873	—	*	—	*
James D. Robbins (4)	30,073	—	*	—	*
Jay L. Schottenstein (5)	11,647,878	10,829,498	26.4%	99.8%	72.8%
Harvey L. Sonnenberg	35,118	—	*	—	*
Allan J. Tanenbaum	35,752	—	*	—	*
All directors and executive officers as a group (17 persons)	12,855,607	10,829,498	28.4%	99.8%	73.1%
_________________________________________

*	Represents less than 1% of outstanding Common Shares.

(1)	The Class B Common Shares are exchangeable into a like number of Class A Common Shares of DSW.

(2)	Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.

Includes the following number of DSW Class A Common Shares as to which the named person has the right to acquire beneficial ownership upon (i) the exercise of stock options exercisable within 60 days of March 26, 2012, (ii) payment of vested deferred share units on a one-for-one basis upon retirement from the DSW Board of Directors, and (iii) payment upon the vesting of restricted share units on a one-for-one basis to officers within 60 days of March 26, 2012.

Beneficial Owner	Stock Options Exercisable within 60 days of March 26, 2012	Share Units Vesting within 60 days of March 26, 2012
Henry L. Aaron	34,020	2,104
Elaine J. Eisenman	—	17,495
Deborah L. Ferrée	287,610	14,701
Carolee Friedlander	—	24,155
Joanna T. Lau	—	16,343
Michael R. MacDonald	170,539	47,255
Roger S. Markfield	—	27,033
Philip B. Miller	—	24,661
Harris Mustafa	22,277	5,251
Douglas J. Probst	164,869	8,400
James D. Robbins	—	23,033
Jay L. Schottenstein	206,617	—
Harvey L. Sonnenberg	—	22,104
Allan J. Tanenbaum	—	34,323
All directors and executive officers as a group (17 persons)	1,049,187	281,560

(3)
The percent is based upon 33,165,678 DSW Class A Common Shares and 10,510,998 DSW Class B Common Shares outstanding on March 26, 2012, plus the number of shares a person has the right to acquire within 60 days of March 26, 2012.

(4)	Includes 1,040 Class A Common Shares owned by Mr. Robbins’ spouse.

(5)
Includes (i) 100 Class A Common Shares held by a family trust of which Mr. Schottenstein serves as trustee and is therefore deemed to beneficially own the shares, (ii) 13,050 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose, (iii) 598,613 Class A Common Shares held by the Deshe/Diamond Affiliates, of which Mr. Schottenstein has sole voting power pursuant to the Deshe/Diamond Voting Agreement.

Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by Mr. Schottenstein directly, (ii) 993,092 Class B Common Shares held by SEI, (iii) 4,741,284 Class B Common Shares held by the Deshe/Diamond Affiliates as to which Mr. Schottenstein has the sole power to vote pursuant to the Deshe/Diamond Voting Agreement, (iv) 4,681,995 Class B Common Shares held by Schottenstein RVI (Mr. Schottenstein is manager of Schottenstein RVI) and (v) 341,222 Class B Common Shares which are issuable upon the exercise of warrants held by the Deshe/Diamond Affiliates as to which Mr. Schottenstein has the sole power to vote pursuant to the Deshe/Diamond Voting Agreement.

The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the Securities and Exchange Commission.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors currently consists of eleven members and is divided into three classes, designated Class I, Class II and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal.
At the Annual Meeting, three directors are nominated for election as Class II directors with a term to expire in 2015. Each of the nominees for director currently serves as a director of the Company. James D. Robbins, a current Class II director whose term ends on the date of the Annual Meeting, is not standing for re-election.
The names and ages of the “Nominees” and the “Continuing Directors,” their principal occupations during the past five years, and certain other information are listed below.

Nominees for Class II Directors for Term to Expire in 2015:

Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Director Since
Jay L. Schottenstein	57
Mr. Schottenstein has served as our Chairman of the Board of Directors since March 2005. Mr. Schottenstein previously served as our Chief Executive Officer from March 2005 to April 2009. Mr. Schottenstein currently serves as Chairman of the Board of Directors of Schottenstein Realty LLC. He has been Chairman of the Board of Directors of American Eagle Outfitters, Inc. and SSC since March 1992, was Chairman of the Board of Directors of Retail Ventures, Inc. from March 1992 until May 2011, and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein has been a director of American Eagle Outfitters, Inc. (NYSE: AEO) since 1992, and was a director of Retail Ventures, Inc. from 1992 until May 2011. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC. Mr. Schottenstein’s extensive experience as a chairman and CEO of numerous companies brings strong leadership skills to our Board. Additionally, Mr. Schottenstein’s tenure with DSW provides the Board with a strong background in the shoe industry.
			2005
Michael R. MacDonald	60
Mr. MacDonald has served as our President and Chief Executive Officer since April 2009. Prior to joining DSW, Mr. MacDonald served as Chairman and Chief Executive Officer of Shopko Stores, a retail company, from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, most recently as Chairman and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairman and Chief Executive Officer. With over 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations and finance functions, Mr. MacDonald brings strong leadership abilities and in-depth retail knowledge to our Board.
			2009
Philip B. Miller*	73
Mr. Miller is the President of Philip B. Miller Associates, a consulting firm, and an Operating Director of Tri-Artisan Capital Partners, a privately held merchant bank, and has held those positions since July 2001. Mr. Miller also serves on the Board of Directors of St. John Knits, a position he has held since December 2002. Mr. Miller served on the Board of Directors of Kellwood until January 2008. Mr. Miller served as Chairman and Chief Executive Officer of Saks Fifth Avenue, Inc. from 1993 until January 2000 and continued as Chairman of that company until July 2001. From 1983 to 1990, Mr. Miller served as Chairman and Chief Executive Officer of Marshall Fields, Inc. Mr. Miller brings to the Board extensive experience in executive leadership and retail merchandising.
			2005

Continuing Class III Directors for Term to Expire in 2013:

Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Director Since
Henry L. Aaron*	78	Mr. Aaron presently serves as Senior Vice President of the Atlanta National League Baseball Club, Inc., a professional sports organization, as Chairman of 755 Restaurant Corp., a quick service restaurant company, and as director of Medallion Financial Corp., a specialty finance company, along with a number of other private business interests. Mr. Aaron has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service on the Retail Ventures board from 2000 to May 2011.	2011
Elaine J. Eisenman*	62
Dr. Eisenman has served as Dean of Babson Executive Education since October 2005, the division of Babson College focused on providing education, consulting and applied research in innovation and leadership to corporations, executives, and educational and institutional non-profit enterprises. Dr. Eisenman also is responsible for the management of the Babson Executive Conference Center and serves as the Chairperson of the Compensation Committee of Harvard Vanguard Medical Associates. Prior to that, Dr. Eisenman served as Senior Vice President — Human Resources and Administration of The Children’s Place Retail Stores, Inc. since September 2003. Dr. Eisenman has also held senior executive positions at American Express, Enhance Financial Services Co. and private companies such as PDI International, a global consulting firm. With a background in human resources, Dr. Eisenman brings valuable experience in executive compensation and succession planning to our Board and Compensation Committee.
			2008
Joanna T. Lau*	52
Ms. Lau currently serves as CEO of Lau Technologies, an executive consulting and investment company focused on providing debt and equity financing and consulting to mid-range companies. Ms. Lau founded Lau Technologies in 1990 and has been responsible for managing all aspects of the company from financing growth to the quality of the performance of the products previously sold by the company. Ms. Lau held leadership positions with Digital Equipment Corporation and General Electric before founding Lau Technologies. Ms. Lau is a member of the Board of Directors of ITT Education Services (NYSE: ESI) since 2003 and currently serves on the Audit Committee of ESI. Ms. Lau served as a director of TD Banknorth, Inc. until July 2007. Ms. Lau brings a strong background in technology and executive leadership to our Board.
			2008
Roger S. Markfield	70
Mr. Markfield is Vice-Chairman and Executive Creative Director of American Eagle Outfitters (NYSE: AEO), a clothing retailer, and has served in this capacity since February 2009, and has served as a Director of AEO since March 1999. From February 2007 to December 2008, Mr. Markfield served AEO as a non-executive officer employee. He served AEO as Vice-Chairman from November 2003 to February 2007, as President from February 1995 to February 2006, and as Co-Chief Executive Officer from December 2002 to November 2003. Mr. Markfield also served AEO and its predecessors as Chief Merchandising Officer from February 1995 to December 2002 and as Executive Vice President of Merchandising from May 1993 to February 1995. Prior to joining AEO, he served as Executive Vice President-General Merchandising Manager for the Limited Stores Division of Limited Brands from May 1992 to April 1993. As a chief merchant of a high profile brand, Mr. Markfield brings a strong merchandising and brand development background to the Board.
			2008

Continuing Class I Directors for Term to Expire in 2014:

Name	Age	Our Directors and Their Positions with Us/ Principal Occupations / Business Experience	Director Since
Carolee Friedlander*	70
Ms. Friedlander serves as a founder and CEO of AccessCircles, a by-invitation global community of women providing connectivity, knowledge and information in the areas of health and wellness, financial expertise and life balance. Ms. Friedlander has held that position since August 2004. From July 2001 to August 2004, Ms. Friedlander served as Senior Vice President of Retail Brand Alliance, Inc., and as President and Chief Executive Officer of Carolee Designs, Inc., a subsidiary of Retail Brand Alliance. Prior to that, Ms. Friedlander served as President and Chief Executive Officer of Carolee Designs, a fashion accessory company she founded in 1973 and sold to Retail Brand Alliance in July 2001. Ms. Friedlander’s long term service as a CEO of a retail company brings strong leadership experience and in-depth knowledge of marketing and merchandising to our Board.
			2005
Harvey L. Sonnenberg*	70
Mr. Sonnenberg was a partner in the certified public accounting firm, Weiser, LLP from 1994 to 2009, and currently serves as a Senior Director to that firm. Mr. Sonnenberg has been active in a number of professional organizations, including the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants, and has long been involved in rendering audit and advisory services to the retail, apparel, and consumer products industries. Mr. Sonnenberg is a certified public accountant and was the partner-in-charge of his firm’s Sarbanes-Oxley and Corporate Governance practice. Mr. Sonnenberg was a director of Retail Ventures from 2001 until May 2011. Mr. Sonnenberg’s strong accounting background, particularly in the retail industry, brings accounting and related financial management experience to the Board.
			2005
Allan J. Tanenbaum*	65
Mr. Tanenbaum has been General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm, since January 2006. From February 2001 to December 31, 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions. With Mr. Tanenbaum’s legal background and services as a general counsel of a public company, Mr. Tanenbaum brings valuable board governance experience to our Board.
			2005

_________________________________________

*	Independent Directors under New York Stock Exchange Rules.

Unless otherwise directed, the persons named in the proxy will vote the proxies FOR the election of the above-named nominees as directors. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director.

Under Ohio law and our Code of Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy. A broker non-vote will have the same effect as a withhold and, therefore, will not affect the outcome of the vote.

Your Board of Directors unanimously recommends a vote FOR each of the director nominees named above.

EXECUTIVE OFFICERS
The following persons are our executive officers. Our officers are elected annually by our Board and serve at the pleasure of the Board.
Jay L. Schottenstein, age 57, serves as our Executive Chairman of the Board of Directors. Mr. Schottenstein was appointed as our Chief Executive Officer in March 2005 and served in that role until April 2009. He became a director of DSW in March 2005. Mr. Schottenstein currently serves as Chairman of the Board of Directors of Schottenstein Realty LLC. He has been Chairman of the Board of Directors of Retail Ventures (until May 2011), American Eagle Outfitters, Inc. and SSC since March 1992 and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC.
Michael R. MacDonald, age 60, has served as our President and Chief Executive Officer since April 2009. Prior to joining DSW, Mr. MacDonald served as Chairman and Chief Executive Officer of Shopko Stores, a retail company, from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, most recently as Chairman and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairman and Chief Executive Officer. Mr. MacDonald has over 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations and finance functions.
Deborah L. Ferrée, age 58, has served as our Vice Chairman and Chief Merchandising Officer since January 2006. Ms. Ferrée joined us in November 1997. She served as our President and Chief Merchandising Officer from November 2004 until January 2006. From March 2002 until November 2004, she served as Executive Vice President and Chief Merchandising Officer. Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in October 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 30 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores and Divisional Merchandise Manager of the May Company.
William L. Jordan, age 40, serves as our Executive Vice President, General Counsel and Secretary, a position he has held since March 2009. From May 2008 to March 2009 he was our Senior Vice President, General Counsel and Secretary. In January 2006, Mr. Jordan joined us as our Vice President, General Counsel and Secretary. Prior to joining us he served as Corporate Counsel for Lancaster Colony Corporation since 2005, and was with the firm of Porter, Wright, Morris & Arthur LLP in Columbus, Ohio, from 1997 to 2005 where he specialized in Corporate Securities and Mergers & Acquisitions law.
Carrie McDermott, age 46, has served as our Executive Vice President, Stores and Operations since March 2011. Previously, Carrie served as our Senior Vice President, Stores and Operations since she joined DSW in February 2007. From October 2002 to November 2005, she served as the President and Chief Executive Officer of Cooper’s, Inc. Ms. McDermott also held various positions within Gap, Inc. including Vice President, Central Zone from April 2000 to October 2002, Zone Operations Manager from August 1998 to April 2000, and Regional Manager from March 1997 to August 1998. Ms. McDermott has over 25 years of experience working in the retail industry.
Harris Mustafa, age 58, serves as our Executive Vice President, Supply Chain and Merchandise Planning and Allocation. Prior to joining us in July 2006, Mr. Mustafa served as Executive Vice President, Private Brand and Product Development from August 2004 to June 2006 at Saks Department Store Group. Prior to serving in that capacity, he served as their Senior Vice President, Planning and Operations, Private Brand Group from October 2003 to August 2004. From May 2002 to March 2003, Mr. Mustafa served as Senior Vice President Business Planning for Williams-Sonoma, Inc. Prior to serving in that capacity, Mr. Mustafa served in various executive positions at Payless ShoeSource, Inc. from 1987 to 2001.
Douglas J. Probst, age 47, serves as our Executive Vice President and Chief Financial Officer. Mr. Probst joined DSW in March 2005. From April 1990 to February 2005, he held various positions with Too Inc., (now part of Ascena Retail Group, Inc.), including Vice President of Finance and Controller from May 2004 to February 2005, Vice President Finance from October 2003 to May 2004 and Vice President Financial Analysis and Store Control from December 1999 to October 2003. From August 1986 to March 1990, he was in the practice of public accounting with KPMG. Mr. Probst is a certified public accountant (inactive).
Derek Ungless, age 63, serves as our Executive Vice President and Chief Marketing Officer, a position he has held since June 2005. From April 2002 to May 2005, he was Executive Vice President of Marketing for Express, part of Limited Brands. Mr. Ungless was Senior Vice President and Head of Global Brand Design of the Estee Lauder brand, part of Estee Lauder Companies Inc. from September 2000 until November 2001 and was Executive Vice President and Creative Director of Brooks Brothers from October 1997 until September 2000.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
General
A total of six meetings of the Board of Directors were held during fiscal 2011. Mr. Aaron joined the Compensation Committee on May 26, 2011 and attended one of two Compensation Committee meetings held during the time in which Mr. Aaron was a member of such committee. Other than Mr. Markfield who attended less than 75% of meetings of the Board of Directors and Mr. Aaron who attended less than 75% of Compensation Committee meetings, no director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time in which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the period such director served as a member of such committee.
There are no family relationships among our directors and executive officers.
Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. All of our directors then in office attended our 2011 Annual Meeting of Shareholders.
Board Leadership Structure
Until the election of Mr. MacDonald as our President and CEO in April 2009, our Chairman, Mr. Schottenstein, held the positions of both Chairman and CEO. Mr. Schottenstein continues to serve as our Chairman. Mr. Schottenstein is not an independent member of the Board.
The Chairman is responsible for developing our agenda for Board meetings and presides at regular sessions of the Board. The Board does not have a lead or presiding director.
The Board of Directors meets in regularly scheduled executive sessions (without management present). The independent members of the Board also meet alone in regularly scheduled executive sessions. The Board of Directors does not have a designated director who leads executive sessions held by the independent directors. The non-management directors alternate as the chair of such executive sessions in alphabetical order by last name.
The Board believes that the current leadership structure, with a separated Chairman and CEO structure, provides the Company with the appropriate leadership structure. The current Board leadership allows the Chairman to focus on Board of Director responsibilities and the CEO to focus on the Company’s administrative and operating functions.
Corporate Governance Principles
In June 2005, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. The Corporate Governance Principles were last amended in November 2011. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles, a copy of which can be found at our corporate and investor website at www.dswinc.com. The Corporate Governance Principles provide that the Board of Directors’ goal is that a majority of the directors should be independent directors. A director will be designated as independent if he or she:

•	has no material relationship with us or our subsidiaries;

•	satisfies the other criteria specified by New York Stock Exchange listing standards;

•	has no business conflict with us or our subsidiaries; and

•	otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors.
During its review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). As a result of this review, the Board of Directors has affirmatively determined that the following persons are independent under our independence standards:

Henry L. Aaron

Elaine J. Eisenman
Carolee Friedlander
Joanna T. Lau
Philip B. Miller
James D. Robbins
Harvey L. Sonnenberg
Allan J. Tanenbaum
Our Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors as defined under applicable Securities and Exchange Commission rules and the listing standards of the New York Stock Exchange. Our Board of Directors also has a Technology Committee comprised of a mixture of independent and non-independent directors.
Board’s Role in the Risk Management Process
Our Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
We have adopted the concept of enterprise risk management (“ERM”). The Board charged management with the responsibility of creating an ERM program, which was implemented in fiscal 2010. Our CEO, who reports to our Board of Directors, is the sponsor of the ERM Program. As part of the ERM Program, management provides an annual report to the Board regarding our significant risks and what management is doing to mitigate risk. Management also updates the Board on significant new risks that are identified on a quarterly basis.
Additionally, our Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Audit Committee also reviews periodically with our General Counsel legal matters that may have a material adverse impact on our financial statements, compliance with laws and any material reports received from regulatory agencies. Our Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. Our Nominating and Corporate Governance Committee manages risks associated with corporate governance and business conduct and ethics.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Mr. Tanenbaum (Chair) and Messes. Eisenman and Friedlander, each of whom is independent as discussed above. A current copy of our Nominating and Corporate Governance Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met five times during fiscal 2011. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to us, and oversees the annual evaluation of the Board and management.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess and the Committee has not adopted a specific policy with regard to the consideration of diversity, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, including:

•	independence;

•	judgment;

•	skill;

•	diversity;

•	strength of character;

•	age;

•	experience as an executive of, or advisor to, a publicly traded or private organization;

•	experience and skill relative to other Board members;

•	specialized knowledge or experience;

•	service on other boards; and

•	desirability of the candidate’s membership on the Board or any committees of the Board.
In considering diversity, the Nominating and Corporate Governance Committee may take into account various attributes, including background, skill set or viewpoint.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2013 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than January 1, 2013, to DSW, 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. Each such submission must include:
As to the nominee:

•	name, age, business address and residence address;

•	principal occupation or employment;

•	the class and number of DSW shares beneficially owned; and

•	any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and
As to the shareholder giving the notice:

•	name and record address; and

•	the class and number of our shares beneficially owned.
Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.
Compensation Committee
The members of our Compensation Committee are Messrs. Miller (Chair), Aaron, Robbins and Messes. Eisenman and Friedlander. Each member of the Compensation Committee is independent as discussed above. None of the members of the Compensation Committee are present or former officers of our Company, nor are they or any of their affiliates, if any, parties to agreements with us.
A current copy of our Compensation Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Compensation Committee met six times during fiscal 2011. The Compensation Committee’s functions include evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the Board with respect to our incentive compensation, retirement and other benefit plans; making administrative and compensation decisions under such plans; and recommending to the Board the compensation for non-employee Board members. See the Compensation Discussion and Analysis below for a more complete description of the Compensation Committee’s deliberations and decisions relating to executive compensation, including the Committee’s retention of a compensation consultant and the role of our executive officers in determining executive compensation.
Pursuant to its Charter, the Compensation Committee has the sole authority to retain and terminate the services of any outside compensation consultants to the Committee. During fiscal 2011, the Compensation Committee retained Hay Group to provide advice to the Committee on general program design and best practices as well as to assist the Committee in ensuring officers and directors were competitive with a “Peer Group” of companies, as identified in the Compensation Discussion and Analysis below. Hay Group reported directly to the Committee. Hay Group also provided compensation services to DSW management. The amount of services was not material and DSW paid approximately $23,430 for these services in fiscal 2011. While Hay Group performed the general competitive review, as requested by the Committee, Hay Group did not determine or recommend any amount or form of compensation to the Committee with respect to DSW’s executive officers, except as requested by the Committee.
Audit Committee
The members of our Audit Committee are Messrs. Robbins (Chair), Miller, Sonnenberg and Tanenbaum and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board has also determined that our Audit Committee’s Chairman, James D. Robbins, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 407(d)(5) of Regulation S-K.
A current copy of our Audit Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Audit Committee met thirteen times during fiscal 2011. The purpose of our Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	performance of our internal audit function and independent auditor.
The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting.
No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
Technology Committee
The members of our Technology Committee are Ms. Lau (Chair) and Messrs. Markfield and Sonnenberg. A current copy of our Technology Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Technology Committee met four times during fiscal 2011. The purpose of the Technology Committee is to ensure that technology endeavors are effectively managed and that technology performance meets the following objectives:

•	aligns with our business strategy;

•	enables the business to maximize benefits technology can provide;

•	resources are used responsibly; and

•	risks are managed appropriately.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of our Common Shares (“reporting persons”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. We assist our directors and executive officers in completing and filing those reports. Based upon a review of those reports furnished to us and representations of our directors and executive officers, we believe that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year.
Code of Ethics and Corporate Governance Information
We have adopted a code of ethics that applies to all our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. Additionally, the Board of Directors has adopted a Director Code of Conduct applicable to our Board members. These codes of ethics, designated by us as the “Code of Conduct,” the “Code of Ethics for Senior Financial Officers,” and the “Director Code of Conduct,” respectively, can be found on our corporate and investor website at www.dswinc.com and are available in print (without charge) to any shareholder upon request. We intend to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct by posting such information on our corporate and investor website at www.dswinc.com.

AUDIT AND OTHER SERVICE FEES
Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The pre-approval policy is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm and is summarized below.

•
Delegation — The Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the other Audit Committee members. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•
Audit Services — Annual audit, review and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions or fees resulting from changes in the audit scope requires the Audit Committee’s approval.

•
Other Services — Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•
Tax Services — The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.

No services were provided by the independent public accountants during fiscal 2011 or fiscal 2010 that were approved by the Audit Committee under Securities and Exchange Commission Regulation S-X Rule 2-01(c)(7)(i)(C) (which addresses certain services considered de minimis and may be approved by the Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP, our independent registered accountants, for each of the last two fiscal years.

	2011	2010
Audit fees	$1,370,500	$835,300
Audit-related fees(1)	$363,000	$100,000
Tax fees(1)	$94,786	$100,000
All other fees	—	—
Total	$1,828,286	$1,035,300
_________________________________________

(1)	Audit-related fees and tax fees for fiscal 2010 and fiscal 2011 relate to services provided in connection with the transaction with Retail Ventures.

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Robbins (Chair), Miller, Sonnenberg, and Tanenbaum and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board of Directors has also determined that our Audit Committee’s Chairman, James D. Robbins, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 407(d)(5) of Regulation S-K. Although our Board of Directors has determined that Mr. Robbins is a financial expert as defined under Securities and Exchange Commission rules, his responsibilities are the same as those of other Audit Committee members. The Securities and Exchange Commission has determined that an audit committee financial expert will not be deemed an “expert” for any purpose as a result of being identified as an audit committee financial expert.
The Audit Committee operates under a written charter, which is available on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include:

•
Review of our annual financial statements to be included in our Annual Report on Form 10-K and recommendation to the Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	Review of our quarterly financial statements to be included in our Quarterly Reports on Form 10-Q;

•	Oversight of our relationship with our independent auditors, including:

•	Appointment, termination and oversight of our independent auditors; and

•	Pre-approval of all auditing services and permitted non-audit services by our independent auditors;

•	Oversight of our internal controls;

•	Oversight of the review and response to complaints made to us regarding accounting, internal accounting controls and auditing matters or other compliance matters;

•	Oversight of our internal audit function; and

•	Review and approval of related party transactions.
Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with our internal auditors and our independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews our programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at our expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended January 28, 2012. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on our annual financial statements.
The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte &

Touche LLP referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended January 28, 2012 in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee
James D. Robbins, Chair
Joanna T. Lau
Philip B. Miller
Harvey L. Sonnenberg
Allan J. Tanenbaum

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material compensation decisions and elements for DSW's executive team. As more fully described below, the Compensation Committee of DSW's Board of Directors (the “Committee”) makes all compensation decisions for DSW's executive officers, including the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”) as follows:

•	Jay L. Schottenstein - Executive Chairman of the Board;

•	Michael R. MacDonald - President and Chief Executive Officer;

•	Deborah L. Ferrée - Vice Chairman and Chief Merchandising Officer;

•	Douglas J. Probst - Executive Vice President, Chief Financial Officer; and

•	Harris Mustafa - Executive Vice President, Supply Chain and Merchandise Planning & Allocation.

At DSW, we believe we have assembled an experienced and talented executive team with a proven track record of delivering notable results. Mr. Schottenstein, a seasoned retail industry executive, is our Executive Chairman of the Board and provides strategic guidance and insight to the DSW business. Mr. MacDonald, our CEO, is an accomplished retail executive who provides leadership to DSW's senior executive team. Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, leads our merchandising strategy and oversees a merchant team that is focused on delivering a broad assortment of fresh and current merchandise into our stores at price points that appeal to consumers from a broad range of socioeconomic and demographic backgrounds. Mr. Probst, our Chief Financial Officer, provides leadership to a Finance function that plays a critical role in ensuring the availability of the investment capital necessary to deliver on our growth strategy. Mr. Probst also leads our Leased Business Division. Mr. Mustafa leads our supply chain and merchandise planning and allocation functions. We believe our current senior executive team possesses a proven ability to develop and execute merchandising, customer, real estate and infrastructure strategies. As a result, we believe our compensation program must incentivize and reward their efforts and also serve to keep their services with DSW, thus allowing us to compete in attracting and developing talent to support the continued development and execution of DSW's business strategy.

At the Company’s annual meeting of shareholders held in May 2011, a substantial majority of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Compensation Committee viewed the vote as a strong expression of our shareholders' general satisfaction with the Company's current executive compensation programs. As a result, the Compensation Committee decided that it was not necessary to implement changes to our executive compensation programs as a result of the advisory vote

Executive Summary
Executive Compensation Philosophy & Objectives
The Committee believes that executive compensation arrangements should incorporate an appropriate balance of fixed versus variable compensation–as well as cash-based versus stock-based compensation–and reward performance that is measured against established goals that correspond to our short-term and long-term business plan and objectives.
DSW’s executive compensation program is designed to:

(1)
Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success. Specifically, we structure our compensation program to attract and keep executives we believe are critical to the implementation of our business strategy to:

•
Anticipate the desires of our brand, quality and style conscious customers who have a passion for footwear and accessories and provide them with a vast, exciting assortment of in-season styles combined with the convenience and value they desire;

•	Create a distinctive store experience that satisfies both the rational and emotional shopping needs of our customers; and

•
Execute on a growth strategy to increase total net sales through DSW store expansion, positive comparable store sales for DSW stores, increase in sales through leased business partners, and the expansion of dsw.com.

(2)
Reward executives for delivering superior performance. The Committee regularly reviews executive compensation packages to ensure a proper balance between fixed and variable compensation with more of the focus on, and potential reward to the executive for, achievement of short- and long-term performance goals. This was true for 2011 – in aggregate, the Named Executive Officer compensation opportunity consisted of approximately 30% fixed compensation (base salary) and approximately 70% variable compensation (annual cash incentive and long-term equity compensation). The chart below reflects details for the CEO and the other Named Executive Officers. The Committee believed the balance between fixed an variable compensation was appropriate given the current focus and goals of the Company.

Fixed Compensation	Variable Compensation
Base Salary	Target Annual Cash Incentive
Target Annual Stock Options Value
Target Annual Restricted Stock Units Value

(3)
Create a strong link among the interests of shareholders, DSW's financial performance and the total compensation of executives, and align executive incentives with shareholder value creation. The Committee believes targeting above-median long-term equity award levels (as discussed below) is appropriate for DSW during a growth phase. As a result, the Committee annually awards equity, generally in the form of stock options and restricted stock units, to the Named Executive Officers based, in part, on DSW's financial performance. Such grants strongly align these officers' interests with the interests of our shareholders as each are focused on the same result - long-term value creation.

Fiscal 2011 Performance. In fiscal 2011, DSW delivered record sales and earnings performance. Performance highlights included:

•	Net sales of $2.0 billion - the highest in Company history;

•	The acquisition of Retail Ventures, Inc.;

•	Record operating income (adjusted to exclude one-time items associated with the acquisition of Retail Ventures, Inc.) rate of 11.0%; and

•	Net income (adjusted to exclude one-time items associated with the acquisition of Retail Ventures, Inc.) of $136.1 million - the highest in Company history.

For fiscal 2011, the Committee determined that 100% of each Named Executive Officer's annual cash incentive compensation award would be based upon DSW's adjusted operating income performance adjusted to exclude one-time items associated with the acquisition of Retail Ventures, Inc. (hereinafter “adjusted operating income”). In past years, the Company used net income as the performance metric but modified that practice for fiscal 2011 because of the acquisition of Retail Ventures, Inc. For fiscal 2011, the Committee believed adjusted operating income was the most relevant metric to DSW's existing growth plan and best aligned with the growth objective shared with investors. Additionally, adjusted operating income is publicly disclosed in the Company's press releases and provides transparency to all incentive compensation plan participants. In February 2011, the Committee established a target threshold performance level for fiscal 2011. Unless otherwise determined by the Committee, all associates who participated in the plan (including the Named Executive Officers) received cash incentive awards based on the following schedule.

Adjusted Operating Income* Achievement ($M)	% of Participant's Target Award	2011 Adjusted Operating Income* Achievement	2011 Cash Incentive Award Paid
Less than $176.7	—%	$222.6 million	200% of Target Award
$176.7 - $195.8	50% - 99%
$195.9 - $206.4	100% - 149%
$206.5 - $217.6	150% - 199%
$217.7 or more	200%
*Adjusted to exclude one-time items associated with the acquisition of Retail Ventures, Inc.

Executive Compensation Process

Role of the Board of Directors and the Committee. The compensation of the Executive Chairman of the Board is determined by the Board of Directors. The Committee determines the compensation of our Named Executive Officers other than the Executive Chairman of the Board. The Committee did not delegate any of its authority with respect to the compensation of any executive officer for fiscal 2011.

Role of Executive Officers in Compensation Decisions. The Committee makes all compensation decisions for the Named Executive Officers based upon input provided by the Executive Chairman of the Board, except with respect to his own compensation, and certain members of Company management, as discussed under “Elements of DSW's 2011 Executive Compensation Program” below, and the objective market data provided by Hay Group. The Committee can exercise its discretion and modify any recommendations that may be provided by Company management and the independent compensation consultant. Company management does not provide input in determining the compensation of the Chief Executive Officer and the Vice Chair and Chief Merchandising Officer, which is determined solely by the Compensation Committee with input from the Executive Chairman of the Board and the independent compensation consultant.

Independent Compensation Consultant. The Committee retained Hay Group, a global human resources consulting firm, as its independent compensation consultant for fiscal 2011. Hay Group provides research, market data, survey and proxy information, and design expertise in developing executive and director compensation programs.

Hay Group attended all Committee meetings in fiscal 2011 and advised the Committee on all principal aspects of executive compensation including the competitiveness of program design and award values and specific analyses for the Named Executive Officers and other executive officers. Hay Group reports directly to the Committee and the Committee may replace the independent compensation consultant or hire additional consultants or advisers at any time.

Hay Group also provides a limited number of services to Company management.

Setting Executive Compensation. Based on the objectives described above, the Committee has structured DSW's executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for meeting business goals, and perhaps more importantly, delivering superior performance as measured against those business goals. For 2011, the Committee engaged Hay Group to conduct a review of its total compensation program for the Named Executive Officers as well as for other company executives. As requested by the Committee, Hay Group provided the Committee with market data from proprietary databases and publicly available information to consider when making compensation decisions for our Named Executive Officers. While Hay Group was engaged directly by the Committee, Hay Group also provided similar input to Company management to support compensation recommendations and decisions made for Company executives who are not Named Executive Officers.

In making compensation decisions for executive officers in fiscal 2011, including the Named Executive Officers, the Committee compared each officer's compensation against market compensation benchmarks drawn from a peer group of publicly-traded and privately-held retail industry companies (collectively, the “Survey Peer Group”). With input from Hay Group, the Committee ensured the Survey Peer Group generally consisted of retail companies with a focus on specialty retail and fashion similar to DSW. In addition, the Committee ensured the Survey Peer Group included companies against which the Committee believes DSW competes for talent and shareholder investment. The companies included in the Survey Peer Group for 2011 were:

Abercrombie & Fitch	Aeropostale	American Eagle Outfitters
Ann Taylor Stores	Big Lots	Bon-Ton Stores
Chico's FAS	Charming Shoppes	Children's Place
Coach	Collective Brands	Express
Foot Locker	J.C. Penney	J. Crew Group
Kohl's	Limited Brands	Limited Stores
Macy's	Michaels Stores	New York & Company
Nordstrom	Stage Stores	Talbots
Target	TJX Companies	Tween Brands
Ulta

Although DSW's revenue may differ from the median revenue of the Survey Peer Group companies, Hay Group uses proprietary methodologies that allow for pay comparisons for the same job between companies of different sizes.

The pay elements used for comparison purposes are base salary, target total cash compensation (consisting of base salary and annual cash incentive compensation), long-term incentive compensation and target total direct compensation (consisting of target total cash compensation and long-term incentive compensation). Generally, the Committee targets Named Executive Officer pay to fall between the 50th and 75th percentiles of Survey Peer Group data. This pay objective reflects the fact that DSW is a growth company and executives with the skills and experience necessary to deliver contributions that will significantly impact DSW's long-term business success and intended growth pattern command a premium in the marketplace. These objectives also recognize the Committee's expectation that, over the long term, the Company will generate shareholder returns in excess of the average of its Survey Peer Group. Variations to this pay objective may occur as dictated by the experience level of the individual and market factors.

In addition, the Committee also evaluated the actual pay of the Named Executive Officers with pay data drawn from proxy-disclosed pay information, compiled by Hay Group, for the following publicly-traded companies (collectively, the “Proxy Peer Group”):

Abercrombie & Fitch	Aeropostale	American Eagle Outfitters
Ann Inc.	Big Lots	Bon-Ton Stores
Brown Shoe Company	Charming Shoppes	Coach
Collective Brands	Dick's Sporting Goods	Finish Line
J. Crew Group	Limited Brands	New York & Company
Pacific Sunwear	Skechers USA	Stein Mart
Timberland

By looking at this proxy-disclosed information, as reviewed and summarized for the Committee by Hay Group, the Committee was able to analyze the relation between performance and the resulting pay delivered.

Finally, the Committee takes into consideration a review of each Named Executive Officer's compensation relative to the other Named Executive Officers, taking into account each officer's performance and impact on DSW's business results.

Elements of DSW's 2011 Executive Compensation Program

For the fiscal year ended January 28, 2012, the total compensation opportunity for DSW's executives (including the Named Executive Officers) was generally comprised of the following principal components:

•	base salary;

•	performance-based annual cash incentive compensation;

•	long-term equity incentive compensation in the form of service-based stock options and restricted stock units; and

•	retirement savings contributions through DSW's 401(k) plan.

Base Salary

While the Committee's focus is on variable compensation based on performance, a clear objective of our executive compensation program is to pay a base salary that is competitive with the Survey Peer Group and Proxy Peer Group in order to retain our Named Executive Officers. The base salaries of all DSW executives (including the Named Executive Officers) are determined based on job responsibilities and individual contribution, and with reference to the market data provided by the independent compensation consultant. In the case of DSW's executive team, the salary opportunity for a given position is targeted to be between the 50th percentile and the 75th percentile of Survey Peer Group market data for that position.

In March each year, the Committee determines the base salary of each Named Executive Officer for the next year. During its review, the Committee primarily considers:

•	overall DSW financial performance during the prior year;

•	the individual performance of the Named Executive Officer during the prior year;

•	the target total cash compensation level of the appropriate benchmark position(s) as reflected in Survey Peer Group and Proxy Peer Group data;

•	base salary data drawn from the Survey Peer Group and Proxy Peer Group information where available; and

•	if relevant, compensation paid by a previous employer.

The Board of Directors met with Hay Group and reviewed market information related to the pay of the Executive Chairman of the Board. After discussing the market information, the Executive Chairman's role in the DSW business and other relevant factors, the Board of Directors set the Executive Chairman's base salary at $650,000 for 2011, an increase from $500,000 in fiscal 2010.

The Executive Chairman of the Board met with the Committee and reviewed the accomplishments and contributions made by Mr. MacDonald and Ms. Ferrée in fiscal 2011. In addition, the Chief Executive Officer reviewed with the Committee the accomplishments and contributions made by each of the Named Executive Officers under his supervision and provided his proposed base salary changes. After (i) discussing the performance of each Named Executive Officer and (ii) reviewing the recommendations made by the Executive Chairman of the Board and the Chief Executive Officer, and based upon the Committee's individual review and analysis of compensation paid by Survey Peer Group companies for the comparable position and any other relevant factors, the Committee approved the following salary changes for 2011:

	2010 Salary	2011 Salary	% Increase
Mr. Schottenstein	$500,000	$650,000	30.0%
Mr. MacDonald	$1,000,000	$1,000,000	—%
Ms. Ferrée	$900,000	$935,000	3.9%
Mr. Probst	$490,000	$515,000	5.1%
Mr. Mustafa	$565,000	$593,000	5.0%

Performance-Based Annual Cash Incentive Compensation

In May 2009, the DSW Inc. 2005 Cash Incentive Compensation Plan (the “ICP”) was re-approved by DSW's shareholders. The ICP gives the Committee the ability to foster and promote the financial success of the Company and increase shareholder value by providing cash incentives to the Named Executive Officers based on the achievement of specified annual business objectives. The ICP is designed to promote the achievement of annual performance goals and focuses the Named Executive Officers on short-term objectives which ultimately will contribute to the likelihood of achieving long-term business objectives and increase shareholder value. Under the ICP, Named Executive Officers earn annual cash incentives only when pre-established business objectives and targets are achieved. The Company currently has approximately 450 associates who are eligible to receive awards under the ICP. The Named Executive Officers are generally treated the same as all other eligible DSW associates under the ICP.

Generally, in the first quarter of each year, the Committee establishes the performance criteria that will be used to determine incentive compensation awards for that year. Company associates who participate in the ICP have target award opportunities that vary based on the individual's position and contribution to business performance. Target award opportunities are established as a percentage of base salary and range from 50% to 100% of base salary for the Named Executive Officers. The target award opportunities for Messrs. Schottenstein, MacDonald, Probst and Mustafa and Ms. Ferrée are 100%, 100%, 80%, 50% and 100%, respectively, and were established based on market data provided by Hay Group and the scope of the leadership positions the executives occupy in the DSW business. Prior to 2011, Mr. Schottenstein's employment arrangements with the Company did not provide for a bonus opportunity under the ICP based on business performance. For fiscal 2011, Mr. Schottenstein's maximum bonus opportunity was 150%

of his base salary.

For fiscal 2011, the Committee determined that each Named Executive Officer's annual cash incentive compensation award would be based upon DSW's adjusted operating income performance as reported in DSW's financial statements. The Committee believed adjusted operating income was the most relevant metric to DSW's existing growth plan and best aligned with the growth objective shared with investors. Additionally, adjusted operating income is publicly disclosed in the Company's press releases and provides transparency to all ICP participants.

In February 2011, the Committee established a target threshold performance level for fiscal 2011. Unless otherwise determined by the Committee, all associates who participate in the plan (including the Named Executive Officers) receive:

•	no payment unless the Company achieved adjusted operating income of $176.7 million (approximately 90% of the target level established);

•
a payment of at least 50% but less than 100% of the target award opportunity if the Company achieved or exceeded $176.7 million of adjusted operating income but did not achieve $195.9 million of adjusted operating income (the target level established);

•
a payment of at least 100% but less than 200% of the target award opportunity if the Company achieved or exceeded $195.9 million of adjusted operating income but did not achieve $217.7 million of adjusted operating income (approximately 111% of the target level established); and

•	a payment of 200% (150% for Mr. Schottenstein) of the target award opportunity if the Company achieved or exceeded $217.7 million of adjusted operating income.

In making the annual determination of the minimum, target and maximum levels of performance, the Committee may consider specific circumstances facing the company during the prior and subsequent years. In fiscal 2011, the Committee set the threshold adjusted operating income level approximately 1.8% above the prior year actual performance and set the target adjusted operating income level equal to approximately 13% growth over the prior year. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is reasonably consistent from year to year.

DSW's fiscal 2011 performance led to a payout equal to 200% of the target award for ICP participants, including each of the Named Executive Officers (other than Mr. Schottenstein, who received a 150% payout). The bonuses paid to the Named Executive Officers for the fiscal year ending January 28, 2012 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

Long-Term Equity Incentive Compensation

The DSW Inc. 2005 Equity Incentive Plan, as amended (the “Equity Plan”) was originally approved by our shareholders prior to our IPO in 2005 and was reapproved by our shareholders in 2009. The Equity Plan generally furthers the Committee's objectives to retain the Company's executives as well as build a link between executive compensation and shareholder interests and objectives. All equity awards are granted in respect to DSW's Class A Common Stock.

DSW's executive compensation philosophy generally calls for grants of both service-based stock options and restricted stock units to executives including the Named Executive Officers. As discussed above, in determining the value of annual long-term equity incentive grants for DSW executives, the Committee's overall objective-consistent with the executive compensation philosophy-is to target the combined grant value of stock options and restricted stock units to fall between the 50th and 75th percentile of Survey Peer Group long-term incentive data. The Committee believes targeting above-median long-term incentive levels is appropriate for DSW as it seeks to create a compelling value proposition during a growth phase. Furthermore, the Committee believes that an above-median long-term equity incentive target is necessary to attract and retain executives with the skills and experience necessary to deliver contributions that will significantly impact DSW's long-term business success and intended growth pattern.

In addition, long-term equity incentive grants to the Named Executive Officers are based on each individual's (i) scope of job responsibilities, (ii) assessment of past performance and (iii) assessment of potential future contribution.

Historically, the value of long-term equity incentive awards has been delivered to executives 70% in stock options and 30% in restricted stock units. The Committee believes that delivery in this form provides an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, provides the Company with the retention value necessary in a competitive labor market.

In 2009, the Company modified its approach to converting the targeted long-term incentive value into stock options and restricted stock units. Instead of using a fair value methodology, the Company used a profit growth model that evaluated how the Company's earnings were likely to grow over the applicable vesting period. The Company used this methodology to determine grants made in 2011.

Stock Options

Stock options provide executives with financial gain derived from the potential appreciation in the DSW share price between the award's grant date and the date the executive elects to exercise the option. As a result, DSW's long-term financial performance, as reflected in share price appreciation, ultimately determines the value of stock options. Because financial gain from stock options is only possible after the price of DSW common stock has increased, the Company believes the grants encourage executives to focus on reasonable behaviors and actions that lead to an increase in the DSW share price, thus benefiting both Company associates and shareholders. Generally, stock options vest annually in equal installments over the five years following the grant date.

In August 2011, DSW declared a one-time cash dividend of $2.00 per share and a quarterly cash dividend of $0.15 per share. Pursuant to the terms of the Equity Plan, stock options outstanding on September 30, 2011 were adjusted for the one-time cash dividend in order to maintain each award's intrinsic value. Subsequently granted stock options are not adjusted for the quarterly cash dividend.

Restricted Stock Units

Restricted stock units provide the Company with retention value vis-à-vis executives because, generally, the restricted stock units cliff vest 100% at the end of four years. In this way, executives are unable to realize the value of restricted stock units until a significant period of time has passed since the grant date. Additionally, since the restricted stock unit value is tied directly to the share price of DSW common stock, and not exclusively to any increase in the share price of DSW common stock, restricted stock units provide retention value even when the stock price is stable or declining. Thus, the Committee believes that restricted stock units are a key component of the long-term incentive portfolio in that they help retain executives and keep them focused on long-term value creation for shareholders.

In August 2011, DSW declared a one-time cash dividend of $2.00 per share and a quarterly cash dividend of $0.15 per share. Pursuant to the terms of the Equity Plan, restricted stock units outstanding on September 30, 2011 were adjusted for the one-time cash dividend to maintain each award's intrinsic value.

2011 Long-Term Equity Incentive Awards for the Named Executive Officers

In March 2011, the Committee granted long-term equity incentive awards to the Named Executive Officers as part of the annual performance review process. The Committee considered various alternatives based on input from management and Hay Group which included different multiples of market competitive long-term incentive values based on Survey Peer Group data. The Committee considered alternative scenarios to effectively balance the delivery of cash and equity to the Named Executive Officers. Based upon the information provided, the Committee determined to deliver to each Named Executive Officer a long-term incentive award with a value reasonably consistent with market data for the Survey Peer Group companies at the 65th percentile. In addition, the Committee determined to deliver the award 70% in stock options and 30% in restricted stock units to each Named Executive Officer. The following table reflects the grants and applicable vesting schedule for each of the grants to the Named Executive Officers.

Name	# Of Options	Options Vesting Schedule	# of Restricted Stock Units	Restricted Stock Units Vesting Schedule
Mr. Schottenstein	22,600	20% per year	3,900	100% on 4th anniversary of grant date
Mr. MacDonald	75,800	20% per year	13,200	100% on 4th anniversary of grant date
Ms. Ferree	43,800	20% per year	7,600	100% on 4th anniversary of grant date
Mr. Probst	15,300	20% per year	2,700	100% on 4th anniversary of grant date
Mr. Mustafa	9,500	20% per year	1,700	100% on 4th anniversary of grant date
These grants were made on March 22, 2011, and the stock options had an exercise price of $37.48 (before adjustment for the one-time cash dividend paid on September 30, 2011).

Equity Grant Practices

Under the Equity Plan, the Committee, or the Chair of the Committee, approves all equity awards and has not delegated to management the authority to approve equity awards. In August 2011, the Board amended the Equity Plan to give the Chair of the Committee authority to approve equity awards in situations where it is not practical to bring the Committee together for such a purpose. In no circumstances may the Committee delegate duties the Committee is required to discharge under Section 162(m) of the Internal Revenue Code. The Committee may not grant stock options at a discount to the closing price of DSW common stock on the grant date, nor may the Committee reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. All stock options granted under the Equity Plan have an exercise price that is equal to the closing market price of DSW common stock on the grant date. The grant date is the date of approval by the Committee, or the Chair of the Committee, except in the case of prospective hires who meet the criteria outlined below.

The Committee, or the Chair of the Committee, also reviews and considers approval of off-cycle equity awards recommended by management. These off-cycle equity awards reflect commitments made by DSW, subject to approval by the Committee, or the Chair of the Committee, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of DSW or prospective hires who have agreed to a start date with DSW that will occur within the three weeks following approval by the Committee, or the Chair of the Committee. The grant date for current associates and for new hires who have already become employees of DSW is the date the Committee, or the Chair of the Committee, approves the grant. The grant date for prospective hires is their future start date.

In March 2007, the Committee established a methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh calendar day following DSW's fiscal year-end earnings release. The Committee does not backdate stock options or grant stock options retroactively. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information.

401(k) Retirement Savings Contributions

DSW sponsors a tax-qualified 401(k) plan (the “Plan”) in which all DSW associates, including the Named Executive Officers (other than Mr. Schottenstein), are eligible to participate. Under the Plan, participants are able to contribute up to 50% of their total eligible cash compensation (including base salary and annual cash incentives) on a pre-tax or after-tax basis up to the limits imposed by the Internal Revenue Code. The maximum allowable per participant deferral in 2011 under the Internal Revenue Code was $16,500. DSW provides a 100% match on the first 3% of compensation contributed by a participant and an additional 50% match on the next 2% of compensation contributed by a participant. Matching contributions are not made by the Company until participants have completed at least one year of service with DSW. In light of the matching contribution for participants, and the Internal Revenue Code section 401(a)(17) annual compensation limit, the maximum allowable per participant company matching contribution in 2011 was $9,800. Participants choose to invest their account balances from an array of investment alternatives as selected by plan fiduciaries from time to time. A DSW stock fund is not among the investment alternatives available to plan participants. The Plan allows for distributions in a lump sum after termination of service. However, loans–and in-service distributions under certain circumstances such as a hardship, attainment of age 59-1/2 or a disability–are permitted.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation paid to the chief executive officer and three other executive officers (exclusive of the Chief Financial Officer) who are the highest paid and employed at fiscal year-end to $1 million per year. The Committee annually considers the impact of Section 162(m) of the Internal Revenue Code in structuring DSW's executive compensation program. In light of the competitive nature of the market for our executive talent, and our philosophy to pay and reward individual contributions to overall Company performance, the Committee reserves the discretion to reward significant contributions by the Named Executive Officers to building shareholder value, regardless of the tax deductibility limits of Section 162(m).

Termination and Change in Control Arrangements

The Named Executive Officers (other than Mr. Schottenstein) have employment agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the Named Executive Officers are entitled to certain payments or benefits upon a change in control, including acceleration of the vesting of outstanding equity awards pursuant to the Equity Plan, which benefit is available to all Company associates. These arrangements are described under Potential Payments upon Termination and Change in Control below.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and its independent compensation consultant. Based on the Compensation Committee’s review and discussion with management and its independent compensation consultant, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Compensation Committee

Philip B. Miller, Chair
Henry L. Aaron
Elaine J. Eisenman
Carolee Friedlander
James D. Robbins

COMPENSATION OF MANAGEMENT
The following table summarizes compensation awarded or paid to, or earned by, each of the Named Executive Officers during fiscal 2011, fiscal 2010, and fiscal 2009. We follow a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal 2011, 2010 and 2009 each consisted of 52 weeks.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Award(s) (1)	Option Award(s) (2)	Non-Equity Incentive Plan Compensation (3)	Changes in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Jay L. Schottenstein	2011	$626,923	—	$146,172	$456,945	$975,000	—	—	$2,205,040
Executive Chairman of	2010	$500,000	$500,000	—	$776,342	—	—	—	$1,776,342
the Board of Directors	2009	$500,000	$250,000	—	—	—	—	—	$750,000
Michael R. MacDonald	2011	$1,000,000	—	$494,736	$1,532,585	$2,000,000	—	$10,733	$5,038,054
President and Chief	2010	$992,308	$250,000	$455,031	$1,453,118	$2,000,000	—	$10,760	$5,161,217
Executive Officer(5)	2009	$730,769	$250,000	$489,150	$576,723	$1,900,000	—	$19,730	$3,966,372
Deborah L. Ferrée	2011	$929,615	—	$284,848	$885,583	$1,870,000	—	$10,733	$3,980,779
Vice Chairman and	2010	$892,308	—	$274,083	$874,562	$1,800,000	—	$10,760	$3,851,713
Chief Merchandising	2009	$846,764	—	$300,000	$700,840	$1,700,000	—	$10,760	$3,558,364
Officer
Douglas J. Probst	2011	$511,154	—	$101,196	$309,348	$824,000	—	$10,729	$1,756,427
Executive Vice President	2010	$486,923	—	$103,428	$320,448	$784,000	—	$10,735	$1,705,534
and Chief Financial Officer	2009	$465,385	—	$160,000	$390,468	$752,000	—	$10,694	$1,778,547
Harris Mustafa	2011	$588,692	—	$63,716	$192,079	$593,000	—	$10,733	$1,448,220
Executive Vice	2010	$561,154	—	$68,952	$213,632	$565,000	—	$10,760	$1,419,498
President, Supply Chain	2009	$536,154	—	$120,000	$280,336	$540,000	—	$10,760	$1,487,250
& Merchandise Planning & Allocation
_________________________________________

(1)
This column represents the grant date fair value of RSUs granted in fiscal 2011 as well as prior fiscal years in accordance with Financial Accounting Standards Board Accounting Standards Codifications Topic 718 ("ASC 718"). For RSUs, fair value is calculated using the closing price of DSW Class A Common Stock on the date of grant. For additional information on the valuation assumptions, refer to note 4 of DSW’s financial statements in the Form 10-K for the year ended January 28, 2012, as filed with the SEC. See the Fiscal Year 2011 Grants of Plan-Based Awards table for information on awards made in fiscal 2011. The amounts reflected are for the fair value of RSUs granted and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

(2)
This column represents the grant date fair value of stock options granted in fiscal 2011 as well as prior fiscal years in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 4 of DSW’s financial statements in the Form 10-K for the year ended January 28, 2012, as filed with the SEC. See the Fiscal Year 2011 Grants of Plan-Based Awards table for information on options granted in fiscal 2011. The amounts reflected are for the fair value of the stock options granted and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

(3)
This column represents the dollar amount awarded to each applicable Named Executive Officer pursuant to our ICP for fiscal 2011, 2010 and 2009. See the Compensation Discussion and Analysis above and the Fiscal Year 2011 Grants of Plan-Based Awards table below for information on the grant of these awards.

(4)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal 2011.

Name	401(k) Matching Contributions	Life Insurance Premium	Total
Michael R. MacDonald	$9,800	$933	$10,733
Deborah L. Ferrée	$9,800	$933	$10,733
Douglas J. Probst	$9,800	$929	$10,729
Harris Mustafa	$9,800	$933	$10,733

(5)
Mr. MacDonald’s employment with us began on April 27, 2009. As part of his employment negotiations, we agreed to pay Mr. MacDonald a bonus of $250,000 upon his start of employment and an additional $250,000 upon his first anniversary of employment. The $250,000 payable in each of fiscal 2009 and fiscal 2010 is reflected in the Bonus column.

FISCAL YEAR 2011 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (2)
Name	Grant Date	Threshold	Target	Maximum			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Jay L. Schottenstein	3/22/2011	$325,000	$650,000	$975,000	4,096	23,593	$35.91	$603,117
Michael R. MacDonald	3/22/2011	$500,000	$1,000,000	$2,000,000	13,862	79,131	$35.91	$2,027,321
Deborah L. Ferrée	3/22/2011	$467,500	$935,000	$1,870,000	7,981	45,725	$35.91	$1,170,431
Douglas J. Probst	3/22/2011	$206,000	$412,000	$824,000	2,836	15,972	$35.91	$410,544
Harris Mustafa	3/22/2011	$148,250	$296,500	$593,000	1,786	9,917	$35.91	$255,795
_________________________________________

(1)	These columns represent potential payouts for fiscal 2011 under our ICP. See the Compensation Discussion and Analysis for a discussion of the performance-based criteria applicable to these awards.

(2)
Generally, options vest ratably over five years on each of the first five anniversaries of the grant date and restricted stock units cliff vest on the fourth anniversary of the grant date. The option exercise price was subsequently adjusted for the one-time cash dividend of $2.00 paid on September 30, 2011. Units reflect dividend equivalents with respect to the one-time cash dividend paid on September 30, 2011 and the quarterly cash dividend that was initiated on September 30, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Jay L. Schottenstein	43,532	—		N/A	$26.63	9/7/2016
	45,015	11,254	(2)	N/A	$41.08	4/5/2017
	58,503	39,002	(3)	N/A	$12.38	4/3/2018	4,096	(6)	$202,711	N/A	N/A
	12,047	48,189	(4)	N/A	$25.49	3/24/2020
	—	23,593	(5)	N/A	$35.91	3/22/2021
Michael R. MacDonald	73,077	36,538	(7)	N/A	$10.42	4/30/2019
	22,549	90,198	(4)	N/A	$25.49	3/24/2020	79,075	(8)	$3,913,422	N/A	N/A
	—	79,131	(5)	N/A	$35.91	3/22/2021
Deborah L. Ferrée	125,298	—		N/A	$18.20	6/28/2015
	44,597	11,150	(2)	N/A	$41.08	4/5/2017
	16,495	32,989	(9)	N/A	$12.94	4/23/2018	49,250	(11)	$2,437,383	N/A	N/A
	29,230	87,692	(10)	N/A	$9.58	4/1/2019
	13,571	54,286	(4)	N/A	$25.49	3/24/2020
	—	45,725	(5)	N/A	$35.91	3/22/2021
Douglas J. Probst	73,076	—		N/A	$18.20	6/28/2015
	19,375	4,844	(2)	N/A	$41.08	4/5/2017
	27,560	18,374	(3)	N/A	$12.38	4/3/2018	23,732	(12)	$1,174,497	N/A	N/A
	9,631	48,858	(10)	N/A	$9.58	4/1/2019
	5,010	20,044	(4)	N/A	$25.41	3/23/2020
	—	15,972	(5)	N/A	$35.91	3/22/2021
Harris Mustafa	31,318	—		N/A	$34.29	7/10/2016
	17,287	4,322	(2)	N/A	$41.08	4/5/2017
	—	12,527	(3)	N/A	$12.38	4/3/2018	16,067	(13)	$795,156	N/A	N/A
	—	35,076	(10)	N/A	$9.58	4/1/2019
	—	13,363	(4)	N/A	$25.41	3/23/2020
	—	9,917	(5)	N/A	$35.91	3/22/2021
_________________________________________

(1)	Represents the closing share price of DSW Class A common stock on last day of the fiscal year times number of shares not yet vested.

(2)	Remaining options vest on April 5, 2012.

(3)	Remaining options vest over two years on April 3 of each year.

(4)	Remaining options vest over four years on March 24 of each year.

(5)	Options vest over five years on March 22 of each year.

(6)	Restricted stock units vest on March 22, 2015.

(7)	Remaining options vest on April 30, 2012.

(8)	Restricted stock units vest on April 30, 2012 (47,255), March 24, 2014 (17,958), and March 22, 2015 (13,862).

(9)	Remaining options vest over two years on April 23 of each year.

(10)	Remaining options vest over three years on April 1 of each year.

(11)	Restricted stock units vest on April 23, 2012 (14,701), April 1, 2013 (15,752), March 24, 2014 (10,816), and March 22, 2015 (7,981).

(12)	Restricted stock units vest on April 3, 2012 (8,400), April 1, 2013 (8,400), March 23, 2014 (4,096), and March 22, 2015 (2,836).

(13)	Restricted stock units vest on April 3, 2012 (5,251), April 1, 2013 (6,300), March 23, 2014 (2,730), and March 22, 2015 (1,786).

FISCAL YEAR 2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jay L. Schottenstein	N/A	N/A	N/A	N/A
Michael R. MacDonald	N/A	N/A	N/A	N/A
Deborah L. Ferrée	93,513	$2,985,533	7,500	$299,700
Douglas J. Probst	22,939	$823,174	4,000	$159,840
Harris Mustafa	21,297	$537,732	3,000	$119,880
Potential Payments Upon Termination and Change in Control
Ms. Ferrée and Messrs. MacDonald, Probst and Mustafa have employment agreements with DSW that provide for limited payments and benefits following termination of their employment without “cause” or if the executive terminates employment for “good reason.” Additionally, our Equity Plan provides for acceleration of the vesting of outstanding equity awards upon a change in control for all Company associates, including the Named Executive Officers. Mr. Schottenstein does not have an employment agreement with us.
Employment Agreements with Ms. Ferrée and Messrs. MacDonald, Probst and Mustafa
Generally, pursuant to each Named Executive Officer’s employment agreement, if DSW involuntarily terminates the officer’s employment without “cause” or if the officer voluntarily terminates employment for “good reason,” each of Ms. Ferrée and Messrs. MacDonald, Probst and Mustafa are entitled to receive:

(i)	salary continuation for a 12-month period based on the executive’s salary as of the date of termination;

(ii)	a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year when termination occurs;

(iii)	one year of accelerated vesting with respect to outstanding stock options and restricted stock units; and

(iv)	continuing health coverage for 12 months.

Also, pursuant to each officer’s employment agreement, if employment terminates as a result of death or disability, each of Ms. Ferrée and Messrs. MacDonald, Probst and Mustafa are entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year when termination occurs.

Each executive’s employment agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.

For additional information about these employment agreements, see “Employment Agreements with Key Executives” (below).
Equity Plan
Pursuant to our Equity Plan and any applicable award agreement, termination by reason of death, disability or retirement (defined as termination after reaching age 65 and completing at least five years of employment) entitles each Named Executive Officer to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.
Pursuant to the Equity Plan and any applicable award agreement, a change in control entitles all associates, including each Named Executive Officer, to receive accelerated vesting with respect to all equity awards that are not vested as of the date of the termination.

Potential Termination and Change in Control Payments
The estimated value of the benefits described above are presented in the following table and are calculated as if the respective termination or change in control event occurred on January 28, 2012 and our stock price was $49.49, the closing price of our Class A Common Shares on January 27, 2012, the last trading day of fiscal 2011, in the case of termination, and $49.74 in the case of change in control based on the calculation methodology specified in our Equity Plan. The salary continuation amounts below are based on each Named Executive Officer’s salary as of the end of fiscal 2011. The actual amounts to be paid will only be determinable at the time of actual payment.

Named Executive Officer	Involuntary Termination Without Cause or Voluntary Termination for Good Reason (1)	Involuntary Termination Because of Death or Disability (2)	Voluntary Termination Because of Retirement (2)	Change in Control(2)
Jay L. Schottenstein
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
Accelerated Vesting of Equity	—	$3,221,650	$3,221,650	$3,252,160
Total	—	$3,221,650	$3,221,650	$3,252,160
Michael R. MacDonald
Salary Continuation (3)	$1,000,000	—	—	—
Benefits Continuation (4)	$6,047	—	—	—
Accelerated Vesting of Equity	$4,522,283	$8,580,313	$8,580,313	$8,631,779
Total	$5,528,330	$8,580,313	$8,580,313	$8,631,779
Deborah L. Ferrée
Salary Continuation (3)	$935,000	—	—	—
Benefits Continuation (4)	$2,719	—	—	—
Accelerated Vesting of Equity	$3,040,642	$9,160,500	$9,160,500	$9,218,460
Total	$3,978,361	$9,160,500	$9,160,500	$9,218,460
Douglas J. Probst
Salary Continuation (3)	$515,000	—	—	—
Benefits Continuation (4)	$8,681	—	—	—
Accelerated Vesting of Equity	$1,611,397	$4,546,576	$4,546,576	$4,573,599
Total	$2,135,078	$4,546,576	$4,546,576	$4,573,599
Harris Mustafa
Salary Continuation (3)	$593,000	—	—	—
Benefits Continuation (4)	$8,681	—	—	—
Accelerated Vesting of Equity	$1,102,618	$3,152,718	$3,152,718	$3,171,519
Total	$1,704,299	$3,152,718	$3,152,718	$3,171,519
_________________________________________

(1)
The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options and restricted stock units that would vest during the one year following the Named Executive Officer’s deemed date of termination.

(2)
The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options and restricted stock units that would vest upon the Executive’s deemed date of termination or upon a change in control, as the case may be.

(3)	The amount reported reflects the continued payment of base salary for a period of 12 months at the rate in effect on the Executive’s deemed date of termination.

(4)	The amount reported reflects the cost of maintaining health care coverage for a period of 12 months at the coverage level in effect as of the Executive’s date of termination. The cost of maintaining health care coverage is calculated as the difference between (i) the company’s cost of providing the benefits and (ii) the amount the Executive paid for such benefits as of the Executive’s deemed date of termination.
Employment Agreements with Key Executives
Mr. Schottenstein
We have not entered into an employment agreement with Mr. Schottenstein, our Executive Chairman. Mr. Schottenstein was appointed to this position in March 2005. Effective January 30, 2011, Mr. Schottenstein participates in our ICP with a target bonus opportunity of 100% of his base salary and a maximum annual bonus of 150% of base salary.
Mr. MacDonald
We entered into an employment agreement with Mr. MacDonald, our President and Chief Executive Officer, in March 2009. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 28, 2012, Mr. MacDonald’s base salary was $1,000,000. Mr. MacDonald also participates in our ICP with a target bonus opportunity of 100% of his base salary and a maximum annual bonus of 200% of base salary. In addition, Mr. MacDonald received a signing bonus of $500,000, $250,000 of which was paid on his date of hire, and $250,000 of which was paid on his first anniversary of employment. The agreement also provides for Mr. MacDonald’s participation in our 401(k) plan and welfare benefit plans.
Ms. Ferrée
We entered into an employment agreement with Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, in November 2004. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 28, 2012, Ms. Ferrée’s base salary was $935,000, which is to be increased annually by a minimum of 2.5% over the previous year’s base salary. Ms. Ferrée also participates in our ICP with a target bonus opportunity of 100% of base salary and a maximum annual bonus of 200% of base salary. The agreement also provides for Ms. Ferrée’s participation in our 401(k) plan and welfare benefit plans.
Mr. Probst
We entered into an employment agreement with Mr. Probst, our Executive Vice President and Chief Financial Officer, in March 2005. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 28, 2012, Mr. Probst’s base salary was $515,000. Mr. Probst also participates in our ICP with a target bonus opportunity of 80% of his base salary and a maximum annual bonus of 160% of base salary. The agreement also provides for Mr. Probst’s participation in our 401(k) plan and welfare benefit plans.
Mr. Mustafa
We entered into an employment agreement with Mr. Mustafa, our Executive Vice President, Supply Chain and Merchandise Planning and Allocation, in July 2006. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 28, 2012, Mr. Mustafa’s base salary was $593,000. Mr. Mustafa also participates in our ICP with a target bonus opportunity of 50% of base salary and a maximum annual bonus of 100% of base salary. The agreement also provides for Mr. Mustafa’s participation in our 401(k) plan and welfare benefit plans.
Compensation Committee Review of the Relation of Compensation Design to Risk
The Compensation Committee has reviewed the design and operation of our compensation policies and practices, including incentive compensation arrangements for our Named Executive Officers and for all employees. The Compensation Committee has determined that the Company’s compensation policies and practices do not encourage our employees to take unnecessary or inappropriate risks that could reasonably be expected to materially threaten our value. Several factors contributed to this assessment, including the following:

•	The Compensation Committee reviews the quality of our earnings prior to approving incentive payments;

•
We provide a significant percentage of compensation based on performance, which is in turn based on annual and long-term incentives that require sustained value creation over several years to earn target incentives;

•	For cash incentive payments made under our ICP, the Compensation Committee provides a maximum payout of 200% of target;

•	We use the same financial metric—historically net income—to determine annual incentive payouts for all home office bonus eligible associates;

•
Certain payments to our Named Executive Officers are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct; and

•
The Compensation Committee has the discretion to adjust incentive payments based on key performance indicators that have a long-term financial impact, and an assessment of whether results are consistent with our values.

Compensation of Directors
Our Compensation Committee reviews director compensation and makes recommendations to our Board of Directors regarding director compensation.
Our current director compensation policies provide that each director who does not otherwise receive compensation from DSW will receive:

•	An annual cash retainer of $50,000;

•	An annual equity retainer of $100,000; and

•	An additional annual retainer for committee service for each committee on which such director serves (provided that the committee chairs do not receive such additional retainer) as follows:

•	Audit Committee — $15,000

•	Compensation Committee — $11,500

•	Nominating and Corporate Governance Committee — $7,500

•	Technology Committee — $7,500
The annual retainers are paid as follows:

•	The annual cash retainer and the additional annual retainer for committee service are payable in quarterly installments on the last day of each fiscal quarter; and

•
The annual equity retainer is payable on the date of each annual meeting of the shareholders for the purpose of electing directors, determined by dividing the amount of the retainer by the share price of our Class A Common Shares on the grant date.

Directors do not receive any additional compensation for attending board meetings or board committee meetings. However, the chairmen of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Technology Committee each receive an additional $35,000, $20,000, $30,000, and $25,000 in cash or stock units (as they may elect) per year, respectively. During fiscal 2011, the Board increased the compensation of the Technology Committee chair from $20,000 to $25,000. We pay this compensation on a quarterly basis. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors and its committees.
During fiscal 2009, the Board of Directors established a special committee to review the proposed transaction with Retail Ventures. The members of the special committee were Messrs. Robbins (Chair), Miller and Tanenbaum, and Ms. Lau. The Board determined, upon a recommendation from the Compensation Committee, to pay Mr. Robbins a special retainer of $25,000 to chair the special committee, which was paid in full in fiscal 2010. Additionally, each of the members of the special committee, and any independent board members who participated in a special committee meeting, received a meeting fee of $3,000 per meeting. In fiscal 2011, we paid Mr. Robbins a $15,000 bonus for his work as chair of the special committee.
Non-management directors may elect to have any of the cash portion of their compensation paid in the form of stock units in lieu of cash.
Stock units issued to a director are fully vested on the date of grant. Beginning in calendar year 2012, the director may elect to have the stock units distributed (i) 30 days following the grant date, (ii) at a specified future date more than 30 days following the grant date, or (iii) when the director leaves the board (for any reason). Stock units are settled in DSW Class A Common Shares (with cash for any fractional shares), unless the director’s award agreement provides for a cash settlement. The stock units are settled in a lump sum transfer, and the compensated director may not spread the settlement over a longer period of time.

Directors have no voting rights in respect to the stock units, but they will have the power to vote the DSW Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on DSW Class A Common Shares. Each director is “credited” with the same dividend that would be issued if the stock unit was a DSW Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled.
FISCAL YEAR 2011 DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation
Name	(1)	(2)(3)					Total
Henry L. Aaron	$41,901	$100,000	—	—	—	—	$141,901
Elaine J. Eisenman	$81,000	$100,000	—	—	—	—	$181,000
Carolee Friedlander	$78,000	$100,000	—	—	—	—	$178,000
Joanna T. Lau	$99,500	$100,000	—	—	—	—	$199,500
Roger S. Markfield(4)	None	$157,456	—	—	—	—	$157,456
Philip B. Miller	$104,000	$100,000	—	—	—	—	$204,000
James D. Robbins	$124,538	$100,000	—	—	—	—	$224,538
Harvey L. Sonnenberg	$67,720	$100,000	—	—	—	—	$167,720
Allan J. Tanenbaum(5)	$75,750	$121,231	—	—	—	—	$196,981
_________________________________________

(1)	The reported amount includes the following payments made to certain Directors for participation on the special committee during the year:

Name	Amount
Elaine J. Eisenman	$12,000
Carolee Friedlander	$9,000
Joanna T. Lau	$12,000
Philip B. Miller	$9,000
James D. Robbins	$27,000
Allan J. Tanenbaum	$12,000

(2)
Each of our directors who is not an employee of DSW and who does not otherwise receive compensation (including severance) from DSW was granted stock units on May 19, 2011 (or, in the case of Mr. Aaron, on May 26, 2011 upon his election to the Board)*.

Name	Number of Stock Units Granted	Fair Value
Henry L. Aaron	2,003	$100,000
Elaine J. Eisenman	2,253	$100,000
Carolee Friedlander	2,253	$100,000
Joanna T. Lau	2,253	$100,000
Roger S. Markfield	2,253	$100,000
Philip B. Miller	2,253	$100,000
James D. Robbins	2,253	$100,000
Harvey L. Sonnenberg	2,253	$100,000
Allan J. Tanenbaum	2,253	$100,000
*These stock units are fully vested but will not be distributable to the director until the director leaves the Board. Because these units are fully-vested upon grant, we recognize the full grant date fair value for financial statement reporting purposes, as provided by ASC 718. For additional information on the valuation assumptions, refer to note 4 of DSW’s financial statements in the Form 10-K for the fiscal year ended January 28, 2012, as filed with the SEC.

(3)	As of January 28, 2012, each director listed had the following number of stock units outstanding:

Name	Number of Stock Units Outstanding as of January 28, 2012
Henry L. Aaron	2,104
Elaine J. Eisenman	17,495
Carolee Friedlander	24,155
Joanna T. Lau	16,343
Roger S. Markfield	27,323
Philip B. Miller	24,661
James D. Robbins	23,033
Harvey L. Sonnenberg	22,104
Allan J. Tanenbaum	34,752

(4)	Beginning in the first quarter of fiscal 2008, Mr. Markfield elected to receive payment of all fees in the form of stock awards.

(5)	Beginning in calendar year 2012, Mr. Tanenbaum elected to receive payment of all fees in the form of stock awards.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

At the Company’s annual meeting of shareholders held in May 2011, a substantial majority of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Compensation Committee viewed the vote as a strong expression of our shareholders' general satisfaction with the Company's current executive compensation programs. As a result, the Compensation Committee decided that it was not necessary to implement changes to our executive compensation programs as a result of the advisory vote. In addition, our shareholders voted to hold an advisory vote on executive compensation every year. Consistent with that vote, the Board resolved to hold an advisory "say-on-pay" vote every year in connection with its annual meeting of shareholders. The Company asks that you indicate your approval of the compensation paid to our named executive officers as described in this Proxy Statement under Compensation Discussion and Analysis, compensation tables and narratives included elsewhere in this Proxy Statement.
Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
As described in the Compensation Discussion and Analysis, the Company’s objectives for its executive compensation program are as follows:

•	Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term success;

•	Reward executives for delivering superior performance; and

•	Create a strong link among the interests of shareholders, DSW’s financial performance and the total compensation of executives, and align executive incentives with shareholder value creation.
Based on the objectives described above, the Committee has structured DSW’s executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for meeting business goals and delivering superior performance as measured against those business goals.
For the reasons discussed above and in this Proxy Statement, the Board of Directors recommends that shareholders vote to approve the following resolution:
“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is approved.”
Vote Required
Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case broker non-votes are disregarded and have no effect on the outcome of the vote. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal.
Your Board of Directors unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
Prior to the completion of our initial public offering in July 2005, we were operated as a wholly-owned subsidiary of Retail Ventures. On May 19, 2011, Retail Ventures, Inc. (“Retail Ventures” or “RVI”) shareholders and DSW Inc. (“DSW”) shareholders approved the proposal presented to them at their respective special meetings of shareholders to adopt the merger agreement between DSW and Retail Ventures and to approve the merger (the “Merger”). The Merger closed on May 26, 2011. Pursuant to the terms and conditions of the Agreement and Plan of Merger, Retail Ventures merged with and into DSW MS LLC (“Merger Sub”), with Merger Sub surviving the Merger and continuing as a wholly owned subsidiary of DSW. Upon the closing of the Merger, each outstanding Retail Ventures common share was converted into the right to receive 0.435 DSW Class A Common Shares, unless the holder properly and timely elected to receive a like amount of DSW Class B Common Shares in lieu of DSW Class A Common Shares. In connection with the Merger, RVI shareholders received 10.6 million DSW Class A Common Shares and 11.5 million DSW Class B Common Shares. Prior to the Merger, RVI held 27.4 million DSW Class B Common Shares, which were retired in the third quarter of fiscal 2011.
As of March 26, 2012, Jay L. Schottenstein, the Chairman of DSW, beneficially owned approximately 0.8 million of DSW Class A Common Shares and approximately 10.8 million of DSW Class B Common Shares. Mr. Schottenstein serves as chairman of SSC and other affiliated entities of SSC. For fiscal 2011, we paid approximately $22.1 million in total fees, rents and expenses to SSC and its affiliates.
In the ordinary course of business, we have entered into a number of agreements with Retail Ventures and SSC and their affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with SSC or any of our directors, officers or other affiliates in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee or officer or has a financial or personal interest, will either be approved by the shareholders, a majority of the disinterested members of our Board of Directors or a committee of our Board of Directors that authorizes such contracts, action or other transactions or must be fair to us as of the time our directors, a committee of our directors or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other Securities and Exchange Commission rules and regulations, as well as to our written related party transaction policy described below.
Procedures for Review of Related Party Transactions
In June 2006, our board of directors approved a written related party transaction policy which gives our Audit Committee the power to approve or disapprove potential related party transactions, arrangements or relationships between us and a related person, as described below. The related party transaction policy was amended in March 2007 and a copy of the policy can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. The related party transaction policy provides for the review, approval or ratification of any “related person transaction” that we are required to report under this section of the proxy statement.
For purposes of this policy, a “related person transaction” is any transaction which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which the Company or any of its subsidiaries, was, or is proposed to be, a participant, and in which any of the following persons (each, a “related person”) has or will have a direct or indirect material interest:

(1)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee or executive officer of the Company;

(2)	a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;

(3)	a member of the immediate family of any person described in (1) or (2) above; and

(4)	an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related person transaction, the Audit Committee considers the following factors, to the extent relevant:

•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

•	Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arm’s-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company? The Company’s shareholders?

•	Would the transaction impair a director’s independence in the event that the related person is an independent director?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related person transaction.
Relationships between DSW and Retail Ventures
Historical Relationship With Retail Ventures
Prior to the completion of our initial public offering in July 2005, we were a wholly-owned subsidiary of Retail Ventures since 1998. On May 19, 2011, Retail Ventures shareholders and DSW shareholders approved the proposal presented to them at their respective special meetings of shareholders to adopt the merger agreement between DSW and Retail Ventures and to approve the Merger. The Merger closed on May 26, 2011. As a result, in the ordinary course of our business, we have received various services provided by Retail Ventures, including risk management, information technology, tax, financial services, benefits administration and payroll, as well as other corporate services. Retail Ventures also maintained insurance for us and for our directors, officers and employees. Retail Ventures also provided us with the services of a number of its executives and employees. Our historical financial statements include allocations to us by Retail Ventures of its costs related to these services. These cost allocations have been determined on a basis that we and Retail Ventures considered to be reasonable reflections of the use of services provided or the benefit received by us.
Agreements Between Us And Retail Ventures
This section describes the material provisions of agreements between us and Retail Ventures. The description of the agreements is not complete and, with respect to each material agreement, is qualified by reference to the terms of the agreement, each of which is filed as an exhibit to our registration statement filed in connection with our initial public offering or subsequent filings we have made with the Securities and Exchange Commission. We entered into these agreements with Retail Ventures in the context of our relationship with Retail Ventures. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s length negotiations with unaffiliated third parties for similar services or under similar agreements.
Agreements Relating to our Separation from Retail Ventures
In connection with our initial public offering, we and Retail Ventures entered into agreements governing various interim and ongoing relationships between us. These agreements include:

•	a master separation agreement;

•	a shared services agreement and other intercompany arrangements;

•	a tax separation agreement;

•	an exchange agreement; and

•	a footwear fixture agreement.
Effective March 17, 2008, we amended the shared services agreement and tax separation agreement.
Master Separation Agreement. The Master Separation Agreement contains key provisions relating to the separation of our business from Retail Ventures. The Master Separation Agreement requires us to exchange information with Retail Ventures, follow certain accounting practices and resolve disputes with Retail Ventures in a particular manner. We also agreed to maintain the confidentiality of certain information and preserve available legal privileges. The separation agreement also contains provisions relating to the allocation of the costs of our initial public offering, indemnification, non-solicitation of employees and employee benefit matters.
Under the Master Separation Agreement, we agreed to effect up to one demand registration per calendar year of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.

The Master Separation Agreement was terminated in May 2011 as of the effective time of the Merger, except for certain provisions that provide for registration rights to Schottenstein affiliates.
Amended and Restated Shared Services Agreement. Effective March 17, 2008, we entered into an Amended and Restated Shared Services Agreement with Retail Ventures and its subsidiaries. Pursuant to the terms of the Amended and Restated Shared Services Agreement, we provided Retail Ventures and its subsidiaries with key services relating to risk management, tax, financial services, benefits administration, payroll and information technology. The Amended and Restated Shared Services Agreement was terminated in May 2011 as of the effective time of the Merger.
Tax Separation Agreement. The tax separation agreement provides that DSW is exclusively responsible for preparing any tax return with respect to Retail Ventures’ consolidated group or any combined group. For fiscal years after fiscal 2007, DSW and Retail Ventures ceased reimbursing each other for the benefits or detriments derived from combined and unitary state and local filing positions.
Exchange Agreement. In connection with our initial public offering, we entered into an exchange agreement with Retail Ventures. In the event that Retail Ventures desires to exchange all or a portion of the Class B Common Shares held by it for Class A Common Shares, we will issue to Retail Ventures an equal number of duly authorized, validly issued, fully paid and nonassessable Class A Common Shares in exchange for the Class B Common Shares of DSW held by Retail Ventures. Retail Ventures may make one or more requests for such exchange, covering all or a part of the Class B Common Shares that it holds. The Exchange Agreement was terminated in fiscal 2011.
Footwear Fixture Agreement. In connection with the completion of our initial public offering in July 2005, we entered into an agreement with Retail Ventures related to our patented footwear display fixtures. We agreed to sell Retail Ventures, upon its request, the fixtures covered by the patents at the cost associated with obtaining and delivering them. In addition, we agreed to pay Retail Ventures a percentage of any net profit we may receive should we ever market and sell the fixtures to third parties. The Footwear Fixture Agreement was terminated in May 2011 as of the effective time of the Merger.
Leases and Subleases
Warehouse and Distribution facility. We lease our approximately 700,000 square foot warehouse and distribution facility in Columbus, Ohio from an affiliate of SSC. In fiscal 2006, in connection with the execution of the lease for a new corporate office described below, we exercised the first renewal option extending the term of this lease until December 2021. Additionally, we were granted an additional five-year renewal option for this facility. The monthly rent is $179,533, $194,228 and $208,922, and $220,416 during the first, second, third and fourth five-year periods of the initial term and first renewal period, respectively. The lease has three remaining renewal options with terms of five years each. The rent increases to $235,111, $249,805, and $265,160 in second, third and fourth renewal terms, respectively. Under this agreement, we incurred approximately $4.0 million of expense for fiscal 2011 (includes rent, real estate taxes, and CAM).
Corporate Office. In fiscal 2006, we entered into a lease for a new corporate headquarters immediately adjacent to our existing home office in Columbus, Ohio. The landlord is an affiliate of SSC. The lease expires in December 2021 and has three renewal options with terms of five years each. The monthly rent is $123,143 with a minimum annual rent of $1,477,710. Under this agreement, we incurred approximately $1.2 million of expense for fiscal 2011 (includes rent, real estate taxes, and CAM).
Fulfillment Center. In fiscal 2007, we entered into a lease for a new fulfillment center for dsw.com adjacent to our existing home office in Columbus, Ohio. The landlord is an affiliate of SSC. The lease expires in September 2017 and has two renewal options with terms of five years each. Under this agreement, we incurred approximately $1.0 million of expense for fiscal 2011 (includes rent, real estate taxes, and CAM).
Utilities. In connection with our leases for the warehouse and distribution center, corporate office, and fulfillment center (described above), we incurred approximately $1.1 million of expense related to the payment of utilities to the landlords. The landlords of these facilities are affiliates of SSC.
DSW stores. As of January 28, 2012, we leased or subleased 22 DSW stores from affiliates of SSC. We incurred approximately $8.2 million of rent and approximately $1.9 million of other expense (real estate taxes, maintenance and insurance) related to these leases for fiscal 2011. In addition to base rent, for each lease, we also (a) pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases and (b) pay a portion of expenses related to maintenance, real estate taxes and insurance. These leases have terms expiring between April 2013 and January 2023 and generally have at least three renewal options of 5 years each.

Merchandise Transactions with SSC and Affiliates
We purchase merchandise from affiliates of SSC from time to time. During fiscal 2011, we purchased merchandise in the amount of $0.6 million from affiliates of SSC. Any merchandise purchases from such sources are on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party.
Agreement for Media Services
We receive media services for our stores from Retail Entertainment Design (RED), an affiliate of SSC. The agreement provides for media services such as digital music, video services, and other related services. For fiscal 2011, we paid approximately $0.5 million to RED.
Corporate Services Agreement with SSC
We receive services from SSC pursuant to a Corporate Services Agreement between Retail Ventures and SSC. The agreement sets forth the costs of shared services, including specified legal, advertising, travel expense, and administrative services. For fiscal 2011, our allocated portion of the amount we paid to SSC was in an amount immaterial to the financial statements.
Registration Rights Agreements
We entered into a registration rights agreement (which is part of the Master Services Agreement with Retail Ventures) with SSC and its affiliated companies, under which we agreed to register in specified circumstances the Class B Common Shares that they hold. Under this agreement, SSC (together with transferees of at least 15% of its interest in registrable DSW Common Shares) may request up to three demand registrations. The agreement will also grant SSC the right to include these Class A Common Shares in an unlimited number of other registrations of any of our securities initiated by us or on behalf of our other shareholders (other than a demand registration made under the agreement).
Warrants, Guarantees, and Investments
Warrants. Prior to completion of our initial public offering in July 2005, and in connection with a release from certain loans, Retail Ventures issued to SSC warrants to purchase 1,388,752 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. Effective May 30, 2008, Schottenstein RVI acquired from SSC term loan warrants to purchase an aggregate 1,388,752 of Retail Ventures common shares, subject to adjustment.
In the Merger, Merger Sub assumed by operation of law, as of the effective time of the Merger, the warrants. Following the effective time of the Merger, the right to exercise such warrants for DSW Class A or Class B Common Shares continued in accordance with the terms of the warrants. Following the effective time of the Merger, the outstanding warrant owned by SRVI represented the right to purchase 753,185 DSW Class A or Class B Common Shares. The per share exercise price of each warrant is $10.3448. Effective March 14, 2012, Schottenstein RVI exercised 411,963 of the warrants.
SEI Loan Agreement. On February 8, 2011, RVI and SEI, Inc. ("SEI"), an SSC affiliate, entered into a Loan Agreement (the "Loan Agreement") pursuant to which SEI made available to RVI a revolving credit facility in the principal amount not to exceed $30.0 million (the "RVI Credit Facility"). Upon execution of the Loan Agreement, RVI also paid an upfront commitment fee of 8.75% of the maximum loan amount, $2.625 million, to SEI.
All outstanding principal and accrued but unpaid interest under the RVI Credit Facility became due and payable in full two business days after the closing of the Merger. DSW repaid RVI's borrowings of $11.0 million under the RVI Credit Facility on May 31, 2011.
Union Square Store Guaranty by Retail Ventures. In January 2004, we entered into a lease agreement with 40 East 14 Realty Associates, L.L.C., an unrelated third party, for our Union Square store in Manhattan, New York. In connection with the lease, Retail Ventures agreed to guarantee payment of our rent and other expenses and charges and the performance of our other obligations.
Taryn Rose. In January 2010, we invested approximately $1.2 million into an entity that purchased certain assets of Taryn Rose, a luxury comfortable shoe brand. In exchange for our $1.2 million investment, we received a 19.9% interest in the entity. The 80.1% owner of the entity is an affiliate of SSC. We made a capital contribution in the amount of $0.2 million in fiscal 2011.

Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
SSC is engaged in the same or similar activities or lines of business as we are and have interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions.
Conflicts / Competition. SSC and its affiliates have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
Corporate Opportunities. In the event that SSC or any director or officer of SSC who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for SSC, our amended articles of incorporation provide:

•
If SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

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If one of our directors or officers who is also a director or officer of SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:

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If the corporate opportunity is offered to one of our officers who is also a director but not an officer of SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of SSC, in which case it belongs to SSC.

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If the corporate opportunity is offered to one of our directors who is not an officer of DSW, and who is also a director or officer of SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

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If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.

Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with SSC, our directors, directors of SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:

•
the relationship or interest is disclosed or is known to the Board of Directors or the committee approving the contract or transaction, and the Board of Directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•
the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the Company held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the Board of Directors, a committee of the board of directors, or the shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We engaged Deloitte & Touche LLP as our independent registered public accountants to audit our consolidated financial statements for fiscal 2011. Services provided by Deloitte & Touche LLP for each of fiscal 2011 and fiscal 2010 and the related fees are described under the caption “Audit and Other Service Fees” of this proxy statement. Our Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace our independent auditor.
We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2013, a shareholder proposal in compliance with Rule 14a-8 of the Exchange Act must be received by DSW no later than December 27, 2012. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the above address by March 12, 2013. Our Code of Regulations also provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a shareholder of record entitled to vote who sends notice to our Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting of shareholders. Any nomination by a shareholder must comply with the procedures specified in our Code of Regulations. To be eligible for consideration at the 2013 Annual Meeting, any nominations for director must be received by our Corporate Secretary between March 16, 2013 and April 15, 2013. This advance notice period is intended to allow all shareholders an opportunity to consider any nominees expected to be considered at the meeting.
Shareholder Communications to the Board of Directors
Shareholders and interested parties may communicate with the Board of Directors (including the non-management directors as a group) or individual directors directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.
General Information
A COPY OF THE FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 2012 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 810 DSW DRIVE, COLUMBUS, OHIO 43219.
Management knows of no other business which may be properly brought before the 2012 Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their best judgment on such matters.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE AND SUBMIT YOUR PROXY.

By Order of the Board of Directors

William L. Jordan
Secretary

DSW INC.
810 DSW Drive, Columbus, Ohio 43219
____________________________
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — JUNE 14, 2012
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of DSW Inc. (the “Company”) hereby appoints Douglas J. Probst and William L. Jordan, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s corporate offices, 810 DSW Drive, Columbus, Ohio 43219, on Thursday, June 14, 2012 at 11:00 a.m. Eastern Daylight Savings Time, and at any postponement or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:
The Board of Directors recommends a vote FOR the election of directors below:
1. Election of the following Class II Directors:
Jay L. Schottenstein
Michael R. MacDonald
Philip B. Miller
☐ FOR ALL NOMINEES            ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL NOMINEES EXCEPT (See instructions below)
     (Instruction: To withhold authority for one or more specific nominees, write such nominee(s)
     name here: ___________________________________________________.)

The Board of Directors recommends a vote FOR the following proposal:
2. To approve, by non-binding vote, executive compensation.
☐ FOR                                  ☐ AGAINST                                   ☐ ABSTAIN
The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.
THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (ITEM 1) AND FOR ITEM 2.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 26, 2012, and the proxy statement of the Company. Any proxy heretofore given to vote said shares is hereby revoked.
PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY.

Dated: _____________________, 2012
_______________________________

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the shareholder is a corporation, please sign in full corporate name by an authorized officer. If the shareholder is a partnership or other entity, please sign that entity’s name by authorized person. (Please note any change of address on this Proxy.)